Exhibit 10.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     Amendment made this 5th day of October, 1999 to Employment Agreement ("Employment Agreement") entered into on September 1, 1998 by and between ACCUFACTS PRE-EMPLOYMENT SCREENING, INC., ("ACCUFACTS"), a New York corporation ("Corporation") with offices located at 6 Greene Street, New York, New York 10013 and PHILIP LUIZZO ("Employee"), residing at 750 East Broadway, Long Beach, New York 11561.

     This Amendments amends the Employment Agreement among the parties originally entered into on September 1, 1998 as follows:

     1. Section 7 is deleted in its entirety and a revised Section 7 reading as follows is inserted in lieu thereof:

     "Section 7. Termination.

     Except for the provisions in Section 22, in the event the Corporation elects to terminate Employee without cause, it shall continue to pay to Employee, the salary at the rate in effect on the Effective Termination Date, for a period of two years. The effective termination date shall be that date so stated in the corporation's Notice of Termination. This provision shall also apply in the event of a change of control of the Corporation. For purposes of this Agreement, a "Change in Control" of the Company shall occur if any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of more than fifty (50%) percent of the voting stock of the Corporation other than through the sale of Employee Corporate Shares owned by Employee."

     2. Section 8 is deleted in its entirety and a revised Section 8 reading as follows is inserted in lieu thereof:

     "Section 8. Non Compete. In the event Employee is terminated with cause then Employee agrees not to engage in the business of the corporation with any other company, sole proprietorship or other entity, as employee, consultant or otherwise for a period of two (2) years. The corporation shall be entitled to all remedies provided by law including but not limited to injunctive relief and the termination of any post termination payments to which employee would be, but for this breach, be entitled. Upon Termination without Cause, Employee shall not be subject to any non competition restrictions."

     3. Section 22 is deleted in its entirety and a revised Section 22 reading as follows is inserted in lieu thereof:

     "Section 22. In the event employee is discharged for cause which shall include but not be limited to conviction of a felony, or is in material breach of his duties under this agreement, then the Corporation at its option may terminate this agreement, and the employee shall not be entitled to any post termination payments as provided in Section 7 hereof."

     4. Except as provided above, the Employment Agreement remains in full force and effect with no other amendments.


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     WHEREFORE, the parties have hereunder set their hand and seal on the day above written.

                                           ACCUFACTS PRE-EMPLOYMENT
                                             SCREENING, INC.


                                           by:   /s/ John Svedese
                                                  -----------------------------
                                                    JOHN SVEDESE, Vice President


                                           by:    /s/ Philip Luizzo
                                                  -----------------------------
                                                    PHILIP LUIZZO, Employee